Exhibit 99.1
PRESS RELEASE

Contacts:	For Centuri investors, contact:	For Centuri media information, contact:
	(623) 879-3700	Jennifer Russo
	Investors@Centuri.com	(602) 781-6958
JRusso@Centuri.com
FOR IMMEDIATE RELEASE
July 29, 2024
CENTURI REPORTS SECOND QUARTER 2024 RESULTS, INITIATES 2024 GUIDANCE
PHOENIX, AZ – July 29, 2024 - Centuri Holdings, Inc. (NYSE: CTRI) ("Centuri" or the "Company") today announced financial and operating results for the second quarter, ended June 30, 2024. The Company also provided an outlook for full year financial performance.

Second Quarter Business and Financial Highlights
•Completed an initial public offering (“IPO”) and concurrent private placement of common stock on the New York Stock Exchange (“NYSE”); raised final combined net proceeds of $328.0 million primarily used to pay down outstanding debt
•Secured several notable customer awards reflecting total multi-year estimated revenue potential of more than $400 million from a combination of Master Service Agreement (MSA) extensions and strategic bid work; exited the second quarter 2024 with a backlog totaling $4.7 billion
•Finalized extensive two-phase review of corporate and operating company overhead through an executive leadership-led process that is expected to generate approximately $29 million in annualized run rate savings in 2025
•Revenue of $672.1 million
•Net income attributable to common stock of $11.7 million (diluted earnings per share of $0.14)
•Adjusted Net Income of $17.0 million (adjusted diluted earnings per share of $0.20)
•Adjusted EBITDA of $68.6 million and Adjusted EBITDA margin of 10.2%
•Announced in June 2024 that Bill Fehrman will be stepping down as President and CEO of Centuri effective July 31, 2024 to take the CEO role at one of the nation’s largest publicly traded utility companies, while remaining on the Board until a new CEO is named
•Appointed Paul Caudill, a highly experienced power and energy executive, prior Centuri advisory board member, and senior advisor to Bill Fehrman during his tenure as President and CEO of Centuri, as Interim President and CEO until a permanent CEO is identified
•Engaged a national search firm in July 2024 to initiate the process of identifying a permanent CEO

“In the months since the IPO, we experienced weaker than expected customer spending in multiple states, including Illinois, California, and Maryland. This was largely due to unfavorable rate case outcomes for our regulated utility MSA customers, and we were also impacted by bid work with MSA customers that was either delayed or did not materialize. While these factors negatively affected financial results in the second quarter, our focus on cost reduction allowed us to maintain an EBITDA margin in line with historical averages. In addition, the cost saving initiatives, which we began early in Q1, have instilled discipline around capital allocation and drove solid free cash flow generation on adjusted EBITDA,” said Bill Fehrman, outgoing President and CEO of Centuri.

“Centuri is well positioned for the future. We are engaging new customers and new projects through our growth strategy, and we’ll continue the cost savings initiatives led by incoming Interim President & CEO Paul Caudill. Together, these efforts have set the stage for continued growth and customer diversification. I want to thank the highly capable team at Centuri who will continue to lead our new stand-alone public platform and drive significant stakeholder value over the long-term," concluded Fehrman.

Management Commentary

Financial results during the second quarter of 2024 declined on a year-over-year basis primarily driven by 1) several of Centuri's largest MSA clients reducing infrastructure spending due to unfavorable regulatory decisions or deferred hearings, 2) caution in spending among utilities due to a prolonged higher interest rate environment, 3) a seasonally uncharacteristic, higher margin bid job in the second quarter of 2023 that did not repeat, and 4) reduced offshore wind activities primarily due to the cancellation of a project in late 2023.

Centuri remains intensely focused on new business development initiatives. During the second quarter of 2024, the Company continued to execute its commercial strategy and had success in extending and securing new business across several service lines and regions, including notable strategic bid work wins that leverage Centuri's core competencies. Further, management finalized its detailed corporate and operating company overhead reviews, which will drive meaningful savings in 2025, and started the process of identifying savings through a comprehensive supply chain and asset utilization review program that is in its early stages. The focus on cost control and capital efficiency will remain at the forefront under the leadership of Paul Caudill, who played a key role as an advisor to the CEO in helping to develop and implement these programs.

Full Year 2024 Outlook
•Revenue of $2.5 to $2.7 billion
•Adjusted EBITDA margin percentage of 9.0% to 9.6%
•Net capital expenditures of $90 to $99 million

Centuri Holdings, Inc. and Subsidiaries Supplemental Segment Data For the Fiscal Three and Six Months Ended June 30, 2024 and July 2, 2023 (In thousands, except percentages) (Unaudited)
Segment Results

Three months ended June 30, 2024 compared to the three months ended July 2, 2023

	Fiscal Three Months Ended				Change
(dollars in thousands)	June 30, 2024		July 2, 2023		$	%
Revenue:
U.S. Gas	$340,686	50.7%	$391,882	48.6%	$(51,196)	(13.1%)
Canadian Gas	40,990	6.1%	48,084	6.0%	(7,094)	(14.8%)
Union Electric	164,211	24.4%	218,225	27.1%	(54,014)	(24.8%)
Non-Union Electric	120,512	17.9%	133,561	16.6%	(13,049)	(9.8%)
Other	5,676	0.8%	14,027	1.7%	(8,351)	(59.5%)
Consolidated revenue	$672,075	100.0%	$805,779	100.0%	$(133,704)	(16.6%)
Gross profit (loss):
U.S. Gas	$25,156	7.4%	$44,040	11.2%	$(18,884)	(42.9%)
Canadian Gas	9,358	22.8%	7,574	15.8%	1,784	23.6%
Union Electric	12,079	7.4%	17,097	7.8%	(5,018)	(29.4%)
Non-Union Electric	16,237	13.5%	20,575	15.4%	(4,338)	(21.1%)
Other	(2,326)	(41.0%)	686	4.9%	(3,012)	NM
Consolidated gross profit	$60,504	9.0%	$89,972	11.2%	$(29,468)	(32.8%)

NM — Percentage is not meaningful

•Revenue from our U.S. Gas segment totaled $340.7 million, reflecting a decrease of $51.2 million, or 13.1%, compared to the prior year period. This decrease was largely due to a reduction in net volumes under existing customer MSAs stemming primarily from delayed or unfavorable regulatory decisions faced by key customers and timing of bid projects, as the prior year benefited from the commencement of a large project that has since been completed. As a percentage of revenue, gross profit decreased to 7.4% in the current period from 11.2% in the same period from the prior year. Profitability was negatively affected by lower margins on bid work and one-time severance costs incurred during the current period. Additionally, the prior year period reflected higher utilization of fixed costs due to increased volumes on both MSA and bid projects.

•Revenue from our Canadian Gas segment totaled $41.0 million, reflecting a decrease of $7.1 million, or 14.8%, compared to the prior year period. This decrease was primarily due to a reduction in net volumes under existing MSAs. As a percentage of revenue, gross profit increased to 22.8% in the current period as compared to 15.8% in the same period from the prior year primarily due to favorable changes in mix of work.

•Revenue from our Union Electric segment totaled $164.2 million, reflecting a decrease of $54.0 million, or 24.8%, compared to the prior year period. This decrease was driven by a decline in offshore wind revenue of $20.7 million due to timing of projects, as well as a net reduction in volumes under other existing MSAs. Storm restoration services revenue for the Union Electric segment was $6.1 million for the current period compared to $5.1 million for the prior year period. As a percentage of revenue, gross profit decreased to 7.4% in the current period as compared to 7.8% in the prior year period primarily due to changes in the mix of work.

•Revenue from our Non-Union Electric segment totaled $120.5 million, reflecting a decrease of $13.0 million, or 9.8%, compared to the prior year period. This decrease was primarily driven by a reduction in net volumes under existing customer MSAs. Storm restoration services revenue for the Non-Union Electric Segment was $30.2 million for the current period, compared to $28.9 million for the prior year period. As a percentage of revenue, gross profit decreased to 13.5% in the current period, compared to 15.4% in the prior year period. Profitability was negatively affected by lower work hours for existing crews which caused underutilization of fixed costs.

Centuri Holdings, Inc. and Subsidiaries Supplemental Segment Data For the Fiscal Three and Six Months Ended June 30, 2024 and July 2, 2023 (In thousands, except percentages) (Unaudited)
Six months ended June 30, 2024 compared to the six months ended July 2, 2023

	Fiscal Six Months Ended				Change
(dollars in thousands)	June 30, 2024		July 2, 2023		$	%
Revenue:
U.S. Gas	$567,264	47.3%	$651,219	44.6%	$(83,955)	(12.9%)
Canadian Gas	75,638	6.3%	87,387	6.0%	(11,749)	(13.4%)
Union Electric	328,062	27.3%	423,894	29.1%	(95,832)	(22.6%)
Non-Union Electric	217,127	18.1%	270,167	18.5%	(53,040)	(19.6%)
Other	12,007	1.0%	26,405	1.8%	(14,398)	(54.5%)
Consolidated revenue	$1,200,098	100.0%	$1,459,072	100.0%	$(258,974)	(17.7%)
Gross profit (loss):
U.S. Gas	$21,180	3.7%	$47,406	7.3%	$(26,226)	(55.3%)
Canadian Gas	14,903	19.7%	12,050	13.8%	2,853	23.7%
Union Electric	23,448	7.1%	32,306	7.6%	(8,858)	(27.4%)
Non-Union Electric	19,037	8.8%	39,062	14.5%	(20,025)	(51.3%)
Other	(4,785)	(39.9%)	1,097	4.2%	(5,882)	NM
Consolidated gross profit	$73,783	6.1%	$131,921	9.0%	$(58,138)	(44.1%)

NM — Percentage is not meaningful

•Revenue from our U.S. Gas segment totaled $567.3 million, reflecting a decrease of $84.0 million, or 12.9%, compared to the prior year period. This decrease was largely due to a reduction in net volumes under existing customer MSAs stemming primarily from delayed or unfavorable regulatory decisions faced by key customers, unfavorable winter weather which delayed work in the first quarter, and timing of bid projects, as the prior year benefited from the commencement of a large project that has since been completed. As a percentage of revenue, gross profit decreased to 3.7% in the current period from 7.3% in the prior year period. Profitability was negatively affected by unfavorable winter weather and lower margins on bid work. Additionally, the prior year period reflected higher utilization of fixed costs due to increased volumes on both MSA and bid projects.

•Revenue from our Canadian Gas segment totaled $75.6 million, reflecting a decrease of $11.7 million, or 13.4%, compared to the prior year period. This decrease was primarily due to a reduction in net volumes under existing MSAs. As a percentage of revenue, gross profit increased to 19.7% in the current period as compared to 13.8% in the prior year period primarily due to favorable changes in mix of work.

•Revenue from our Union Electric segment totaled $328.1 million, reflecting a decrease of $95.8 million, or 22.6%, compared to the prior year period. This decrease was driven by a decline in offshore wind revenue of $33.4 million due to timing of projects, as well as a reduction in net volumes under existing customer MSAs, which was partially due to unfavorable weather. Storm restoration services revenue for the Union Electric segment was $13.6 million for the current period compared to $13.4 million for the prior year period. As a percentage of revenue, gross profit decreased to 7.1% in the current period as compared to 7.6% in the prior year period primarily due to changes in the mix of work.

•Revenue from our Non-Union Electric segment totaled $217.1 million, reflecting a decrease of $53.0 million, or 19.6%, compared to the prior year period. This decrease was primarily driven by a decrease in volumes under existing MSAs, and a decrease in storm restoration revenue of $19.1 million (which was $32.0 million for the first six months of 2024 compared to $51.1 million for the same period in 2023). As a percentage of revenue, gross profit decreased to 8.8% in the current period, compared to 14.5% in the same period from the prior year. Profitability was negatively affected by unfavorable changes in mix of work, including less storm restoration revenue (which typically generates higher profit margins) and underutilization of fixed costs.

Conference Call Information

Centuri will conduct a conference call today, Monday, July 29, 2024 at 12:00 PM ET / 9:00 AM PT to discuss its second quarter 2024 financial results, business highlights, and the Company’s previously disclosed leadership transition. Speakers on the call will include Bill Fehrman, President and Chief Executive Officer, Gregory Izenstark, Chief Financial Officer, and other members of management. The conference call will be webcast live on the Company's investor relations (IR) website at https://investor.centuri.com. The conference call can also be accessed via phone by dialing (800) 267-6316, or for international callers, (203) 518-9783. A supplemental investor presentation will also be available on the IR website prior to the start of the conference call. The earnings call will also be archived on the IR website and a replay of the call will be available by dialing (888) 562-0855 in the U.S., or (402) 220-7339 internationally. The replay dial-in feature will be made available one hour after the call’s conclusion and will be active for 12 months.

About Centuri

Centuri Holdings, Inc. was formed for the purpose of completing an IPO and other related transactions in order to carry on the business of Centuri Group, Inc., its predecessor for financial reporting purposes. Centuri Group, Inc. is a strategic utility infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can often be identified by the use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. The specific forward-looking statements made herein include (without limitation) statements regarding our belief that the fundamentals of our business and services to our customers remain strong; our belief that, in the near term, the Company is well positioned to further implement its cost-focused initiatives while growing the business under the leadership of incoming Interim CEO Paul Caudill; our confidence that Centuri will benefit from multi-decade secular tailwinds in the energy and power infrastructure industries and the deployment of clean technologies, and that these forces are expected to drive growth with new and existing customers and support expansion into adjacent high growth service lines; our belief that the team at Centuri will continue to lead the Company and drive significant stakeholder value over the long-term; our estimation that awards secured in the quarter represent over $400 million in potential revenue; our expectation that our review of corporate and operating company overhead will result in meaningful savings, and our estimation that these savings will be $29 million annually; number ranges presented in our Full Year 2024 Outlook; and our belief that the current focus on cost control and capital efficiency will remain at the forefront under the leadership of Paul Caudill. A number of important factors affecting the business and financial results of Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, capital market risks and the impact of general economic or industry conditions. Factors that could cause actual results to differ also include (without limitation) those discussed in Centuri’s filings filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Centuri on its website or otherwise. Centuri does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Backlog

Backlog represents our expected revenue from existing contracts and work in progress as of the end of the applicable reporting period.

Non-GAAP Measures

We prepare and present our financial statements in accordance with GAAP. However, management believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Conversion, Adjusted Net Income (Loss), and Adjusted Diluted Earnings (Loss) per Share, all of which are measures not presented in accordance with GAAP, provide investors with additional useful information in evaluating our performance. We use these non-GAAP measures internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of these non-GAAP measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparisons of results. Management also believes that providing these non-GAAP measures helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for (i) non-cash stock-based compensation expense, (ii) strategic review costs, and (iii) severance costs. Adjusted EBITDA Margin is defined as the percentage derived from dividing Adjusted EBITDA by revenue.

Free Cash Flow is defined as Adjusted EBITDA less net capital expenditures. Net capital expenditures is defined as capital expenditures, net of proceeds from sale of property and equipment. Free Cash Flow Conversion is derived from dividing Free Cash Flow by Adjusted EBITDA.

Adjusted Net Income (Loss) is defined as net income (loss) adjusted for (i) strategic review costs, (ii) severance costs, (iii) amortization of intangible assets, (iv) non-cash stock-based compensation expense and (v) the income tax impact of adjustments that are subject to tax, which is determined using the incremental statutory tax rates of the jurisdictions to which each adjustment relates for the respective periods. Adjusted Dilutive Earnings per Share is defined as Adjusted Net Income (Loss) divided by weighted average diluted shares outstanding.

Using EBITDA as a performance measure has material limitations as compared to net income (loss), or other financial measures as defined under GAAP, as it excludes certain recurring items, which may be meaningful to investors. EBITDA excludes interest expense net of interest income; however, as we have borrowed money to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and can affect our ability to generate revenue and returns for our stockholders. Further, EBITDA excludes depreciation and amortization; however, as we use capital and intangible assets to generate revenues, depreciation and amortization are necessary elements of our costs and ability to generate revenue. Finally, EBITDA excludes income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. As a result of these exclusions from EBITDA, any measure that excludes interest expense net of interest income, depreciation and amortization and income taxes has material limitations as compared to net income (loss). When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net income (loss) in each period, to allow for the comparison of the performance of the underlying core operations with the overall performance of the company on a full-cost, after-tax basis.

As to certain of the items related to Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Conversion, Adjusted Net Income (Loss), and Adjusted Diluted Earnings (Loss) per Share: (i) non-cash stock-based compensation expense varies from period to period due to changes in the estimated fair value of performance-based awards, forfeitures and amounts granted; (ii) strategic review costs related to the separation of Centuri are non-recurring; and (iii) severance costs relate to non-recurring restructuring activities. Because EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Conversion, Adjusted Net Income (Loss), and Adjusted Diluted Earnings (Loss) per Share as defined, exclude some, but not all, items that affect net income (loss), such measures may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure, net income (loss), and information reconciling the GAAP and non-GAAP financial measures, are set forth below. We are unable to provide reconciliations for forward-looking non-GAAP metrics without unreasonable efforts due to our inability to project non-recurring expenses.

Centuri Holdings, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures For the Fiscal Three and Six Months Ended June 30, 2024 and July 2, 2023 (In thousands) (Unaudited)

	Fiscal Three Months Ended		Fiscal Six Months Ended
(dollars in thousands)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net income (loss)	$11,697	$18,527	$(13,536)	$11,422
Interest expense, net	22,629	24,525	46,728	46,901
Income tax (benefit) expense	(474)	11,033	(21,247)	6,825
Depreciation expense	27,724	30,190	55,375	61,393
Amortization of intangible assets	6,661	6,670	13,329	13,337
EBITDA	68,237	90,945	80,649	139,878
Non-cash stock-based compensation	80	689	(508)	833
Strategic review costs	(1,867)	1,137	2,010	1,228
Severance costs	2,186	163	6,657	232
Adjusted EBITDA	$68,636	$92,934	$88,808	$142,171
Adjusted EBITDA Margin (% of revenue)	10.2%	11.5%	7.4%	9.7%

	Fiscal Three Months Ended		Fiscal Six Months Ended
(dollars in thousands)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Adjusted EBITDA	$68,636	$92,934	$88,808	$142,171
Net capital expenditures	(20,029)	(28,575)	(48,904)	(49,146)
Free Cash Flow	$48,607	$64,359	$39,904	$93,025
Free Cash Flow Conversion (% of adjusted EBITDA)	70.8%	69.3%	44.9%	65.4%

Centuri Holdings, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures For the Fiscal Three and Six Months Ended June 30, 2024 and July 2, 2023 (In thousands) (Unaudited)

	Fiscal Three Months Ended		Fiscal Six Months Ended
(dollars in thousands)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net income (loss)	$11,697	$18,527	$(13,536)	$11,422
Strategic review costs	(1,867)	1,137	2,010	1,228
Severance costs	2,186	163	6,657	232
Amortization of intangible assets	6,661	6,670	13,329	13,337
Non-cash stock-based compensation	80	689	(508)	833
Income tax impact of adjustments(1)	(1,766)	(2,165)	(5,373)	(3,908)
Adjusted Net Income (Loss)	$16,991	$25,021	$2,579	$23,144
(1)Calculated based on a blended statutory tax rate of 25%.

	Fiscal Three Months Ended		Fiscal Six Months Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Diluted earnings (loss) per share attributable to common stock (GAAP as reported)	$0.14	$0.24	$(0.17)	$0.12
Add-back (deduct) net income (loss) attributable to noncontrolling interests	—	0.02	—	0.04
Strategic review costs	(0.02)	0.02	0.03	0.02
Severance costs	0.03	—	0.09	—
Amortization of intangible assets	0.07	0.09	0.16	0.18
Non-cash stock-based compensation	—	0.01	(0.01)	0.01
Income tax impact of adjustments	(0.02)	(0.03)	(0.07)	(0.05)
Adjusted Diluted Earnings per Share	$0.20	$0.35	$0.03	$0.32

Centuri Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Fiscal Three and Six Months Ended
June 30, 2024 and July 2, 2023
(In thousands, except per share information)
(Unaudited)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Revenue	$643,394	$775,473	$1,148,139	$1,399,962
Revenue, related party	28,681	30,306	51,959	59,110
Total revenue, net	672,075	805,779	1,200,098	1,459,072
Cost of revenue (including depreciation)	585,755	688,569	1,078,608	1,272,684
Cost of revenue, related party (including depreciation)	25,816	27,238	47,707	54,467
Total cost of revenue	611,571	715,807	1,126,315	1,327,151
Gross profit	60,504	89,972	73,783	131,921
Selling, general and administrative expenses	20,698	30,100	49,248	53,639
Amortization of intangible assets	6,661	6,670	13,329	13,337
Operating income	33,145	53,202	11,206	64,945
Interest expense, net	22,629	24,525	46,728	46,901
Other income, net	(707)	(883)	(739)	(203)
Income (loss) before income taxes	11,223	29,560	(34,783)	18,247
Income tax (benefit) expense	(474)	11,033	(21,247)	6,825
Net income (loss)	11,697	18,527	(13,536)	11,422
Net income (loss) attributable to noncontrolling interests	10	1,381	(165)	3,120
Net income (loss) attributable to common stock	$11,687	$17,146	$(13,371)	$8,302

Income (loss) per share attributable to common stock:
Basic	$0.14	$0.24	$(0.17)	$0.12
Diluted	$0.14	$0.24	$(0.17)	$0.12
Shares used in computing earnings per share:
Weighted average basic shares outstanding	84,629	71,666	78,147	71,666
Weighted average diluted shares outstanding	84,636	71,666	78,147	71,666

Centuri Holdings, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$30,919	$33,407
Accounts receivable, net	326,065	335,196
Accounts receivable, related party, net	12,170	12,258
Contract assets	286,794	266,600
Contract assets, related party	2,242	3,208
Prepaid expenses and other current assets	65,503	32,258
Total current assets	723,693	682,927
Property and equipment, net	533,927	545,442
Intangible assets, net	355,061	369,048
Goodwill, net	372,729	375,892
Right-of-use assets under finance leases	38,750	43,525
Right-of-use assets under operating leases	112,605	118,448
Other assets	84,855	54,626
Total assets	$2,221,620	$2,189,908
LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Current portion of long-term debt	$31,194	$42,552
Current portion of finance lease liabilities	10,572	11,370
Current portion of operating lease liabilities	19,634	19,363
Accounts payable	116,595	116,583
Accrued expenses and other current liabilities	158,362	187,050
Contract liabilities	17,177	43,694
Total current liabilities	353,534	420,612
Long-term debt, net of current portion	866,682	1,031,174
Line of credit	143,597	77,121
Finance lease liabilities, net of current portion	19,417	24,334
Operating lease liabilities, net of current portion	99,278	105,215
Deferred income taxes	134,760	135,123
Other long-term liabilities	69,949	71,076
Total liabilities	1,687,217	1,864,655
Commitments and contingencies
Temporary equity:
Redeemable noncontrolling interests	3,969	99,262
Equity:
Common stock, $0.01 par value, 850,000,000 shares authorized, 88,517,521 shares issued and outstanding at June 30, 2024 and 1,000 shares issued and outstanding at December 31, 2023	885	—
Additional paid-in capital	694,427	374,124
Accumulated other comprehensive loss	(7,606)	(4,025)
Accumulated deficit	(157,272)	(144,108)
Total equity	530,434	225,991
Total liabilities, temporary equity and equity	$2,221,620	$2,189,908

Centuri Holdings, Inc. and Subsidiaries Condensed Statements of Cash Flows For the Fiscal Six Months Ended June 30, 2024 and July 2, 2023 (In thousands) (Unaudited)

	Fiscal Six Months Ended
	June 30, 2024	July 2, 2023
Cash flows from operating activities:
Net (loss) income	$(13,536)	$11,422
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation	55,375	61,393
Amortization of intangible assets	13,329	13,337
Amortization of debt issuance costs	2,585	2,519
Non-cash stock-based compensation expense	(508)	833
Gain on sale of equipment	(1,995)	(1,835)
Amortization of right-of-use assets	10,216	7,462
Deferred income taxes	(8,297)	2,093
Changes in assets and liabilities, net of non-cash transactions	(133,580)	(116,711)
Net cash used in operating activities	(76,411)	(19,487)
Cash flows from investing activities:
Capital expenditures	(53,154)	(53,752)
Proceeds from sale of property and equipment	4,250	4,606
Net cash used in investing activities	(48,904)	(49,146)
Cash flows from financing activities:
Proceeds from initial public offering and private placement, net of offering costs paid	330,343	—
Proceeds from line of credit borrowings	237,553	179,276
Payment of line of credit borrowings	(168,361)	(78,729)
Principal payments on long-term debt	(177,687)	(23,604)
Principal payments on finance lease liabilities	(5,771)	(6,074)
Redemption of redeemable noncontrolling interest	(92,838)	(39,894)
Other	(173)	(213)
Net cash provided by financing activities	123,066	30,762
Effects of foreign exchange translation	(239)	298
Net decrease in cash and cash equivalents	(2,488)	(37,573)
Cash and cash equivalents, beginning of period	33,407	63,966
Cash and cash equivalents, end of period	$30,919	$26,393